                  As filed with the Commission on May 5, 1998

                                                   Registration No. 333-________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                           ------------------------
                             HELLER FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                                      36-1208070
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

        500 West Monroe Street
          Chicago, Illinois                               60661
        ----------------------                            -----
(Address of principal executive offices)                (zip code)

          Heller Financial, Inc. Executive Deferred Compensaton Plan

                           (Full title of the Plan)
--------------------------------------------------------------------------------
                             Debra H. Snider, Esq.
            Executive Vice President, Chief Administrative Officer
                         General Counsel and Secretary
                            Heller Financial, Inc.
                            500 West Monroe Street
                            Chicago, Illinois, 60661
                           ------------------------
                    (Name and address of agent for service)

                                (312) 441-7000
                           ------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                 Proposed maximum         Proposed maximum
        Title of securities                 Amount to be          offering price         aggregate offering          Amount of
         to be registered                    registered              per share               price (1)            registration fee
------------------------------------------------------------------------------------------------------------------------------------
Heller Financial, Inc. Executive Deferred
 Compensation Plan Obligations (2).........  $50,000,000               100%                 $50,000,000                $14,750
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).
(2) The Heller Financial, Inc. Executive Deferred Compensation Plan Obligations (the "Obligations") are unsecured obligations of Heller Financial, Inc. to pay deferred compensation in the future in accordance with the Heller International Corporation Executive Deferred Compensation Plan (the "Plan").

                                    PART I

               INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     Heller Financial, Inc. (the "Company") hereby incorporates the following documents herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997; and

     (b) The Company's Annual Report on Form 10-K/A for the year ended December 31, 1997; and

     (c) The Company's Current Reports on Form 8-K filed with the Commission on January 6, 1998, January 29, 1998, January 31, 1998, February 20, 1998, February 28, 1998 and April 21, 1998.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     Under the Heller Financial, Inc. Executive Deferred Compensation Plan
(the "Plan"), the Company provides eligible employees the opportunity to defer a portion of their current cash compensation. Certain highly compensated employees of the Company and other Executives identified by the Compensation Committee of the Board of Directors of the Company (the "Committee") are eligible to participate in the Plan. The compensation deferred by eligible employees who elect to participate in the Plan ("Participant") is referred to herein as "Obligations." The Company herein registers $50,000,000 of Obligations.

     The compensation is deferred by each Participant, in accordance with the Plan, pursuant to an irrevocable election made by the Participant. The Company accounts for deferred compensation by establishing bookkeeping accounts for each Participant ("Deferral Accounts"). Each Deferral Account shall be credited monthly with income and gains and charged with losses, expenses and distributions equal to the amount by which the Deferral Account would have been credited or charged had the Deferral Account been actually invested in the Participant's investment election. Each Participant may elect to have his Deferral Account mirror among one or more of the following investment vehicles:
(1) a Blue Chip Growth Fund, (2) an Investment Grade Bond Fund, (3) a Low Priced Stock Fund, (4) a Retirement Money Market Fund, (5) a Growth & Income Fund, (6) a Contrafund, (7) an Emerging Growth Fund, (8) an International Growth & Income Fund and (9) a Diversified International Fund. Additionally, effective on the date the Company's Class A Common Stock is first offered to the public, one of the investment vehicles a Participant may choose to have his deferred compensation mirror is the Class A Common Stock of the Company.

     Obligations to Participants are paid in cash on the date established in accordance with the Participant's deferral election ("Distribution Date"). Participants may choose among the following Distribution Dates: (1) a specified date no earlier than January 1 immediately following the third anniversary of his initial deferral election, (2) the date of Participant's termination of employment (or a specified date thereafter) or (3) the earlier of (1) or (2). A Participant may make a one-time election to extend his Distribution Date. Obligations will be paid in a lump sum or in installments according to each Participant's election. If a Participant becomes disabled (as defined within the Plan) payment of benefits due such Participant shall commence as soon as administratively feasible and in accordance to the payment election specified on the Participant's deferral election.

     Obligations are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan. The Company is not required to fund or otherwise segregate assets to be used for the payment of Obligations. Notwithstanding the foregoing, the Company may establish one or more grantor trusts ("Trusts") to hold assets to be used for payment of Obligations. However, assets of any Trusts shall remain the assets of the Company subject to the claims of its general creditors. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency. Obligations, under the terms of the Plan, do not benefit from any affirmative or negative pledge or covenant from the Company.

     A Participant's rights to any amounts credited to his accounts may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant and may only pass upon the Participant's death pursuant to the terms of the Plan, pursuant to a beneficiary designation made by a Participant in accordance with the terms of the Plan or pursuant to the laws of inheritance. Obligations are not subject to early redemption, in whole or in part, except as specified in the Plan. Obligations are not convertible into any other security of the Company. The Company reserves the right to modify, amend or terminate the Plan; provided, however, that any such action shall not adversely affect the amount that any Participant is entitled to receive.

Item 5.  Interests of Named Experts and Counsel

     Certain matters with respect to the Obligations being registered hereunder are being passed upon by Mark Ohringer, Esq., whose opinion is filed as Exhibit
5.1 to this Registration Statement. Mr. Ohringer is Associate General Counsel and Assistant Secretary of the Company and is eligible to participate in the plan registered hereunder.

Item 6.  Indemnification of Directors and Officers

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

     Reference is also made to Section 102(b)(7) of the GCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Amended and Restated Certificate of Incorporation of the Company provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the GCL and the Amended and Restated By-Laws of the Company provide that the Company shall indemnify its directors and officers to the full extent permitted by Section 145 of the GCL.

     The Company intends to maintain directors and officers liability insurance that insures the directors and officers of the Company against certain liabilities.

Item 7.  Exemption From Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     A list of exhibits is set forth on the Index to Exhibits.

Item 9.  Undertakings

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois on the 1st day of May, 1998.


                                      HELLER FINANCIAL, INC.


                                      By: /s/ Richard J. Almeida
                                         _______________________________________
                                         Richard J. Almeida
                                         Chairman of the Board and
                                         Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lauralee E. Martin, Debra H. Snider and Mark J. Ohringer and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature             Title                           Date
_________             _____                           ____

/s/ Richard J. Almeida  Chairman of the Board and       May 1, 1998
______________________  Chief Executive Officer
Richard J. Almeida      (Principal Executive Officer)


/s/ Lauralee E. Martin  Executive Vice President,       May 1, 1998
______________________  Chief Financial Officer and
Lauralee E. Martin      Director (Principal Financial
                        Officer)


/s/ Lawrence G. Hund    Executive Vice President and    May 1, 1998
______________________  Controller (Principal
Lawrence G. Hund        Accounting Officer)


/s/ Michael J. Litwin   Executive Vice President,       May 1, 1998
______________________  Chief Credit Officer and
Michael J. Litwin       Director

/s/ Kenichiro Tanaka    Executive Vice President and    May 1, 1998
______________________  Director
Kenichiro Tanaka

/s/ Masahiro Sawada     Senior Vice President and       May 1, 1998
______________________  Director
Masahiro Sawada

/s/ Dennis P. Lockhart  Director                        May 1, 1998
______________________
Dennis P. Lockhart

/s/ Atsushi Takano      Director                        May 1, 1998
______________________
Atsushi Takano

/s/ Yukihiko Chayama    Director                        May 1, 1998
______________________
Yukihiko Chayama

/s/ Kenichi Tomita      Director                        May 1, 1998
______________________
Kenichi Tomita

/s/ Takeshi Takahashi   Director                        May 1, 1998
______________________
Takeshi Takahashi

/s/ Tsutomu Hayano      Director                        May 1, 1998
______________________
Tsutomu Hayano

/s/ Osamu Ogura         Director                        May 1, 1998
______________________
Osamu Ogura

/s/ Mark Kessel         Director                        May 1, 1998
______________________
Mark Kessel

/s/ Hideo Nakajima      Director                        May 1, 1998
______________________
Hideo Nakajima

                                 EXHIBIT INDEX
                                 -------------

      Exhibit
      Number                              Description
      ------                              -----------

     4.1. Heller International Corporation Executive Deferred Compensation Plan and the First Amendment to the Heller International Corporation Executive Deferred Compensation Plan (incorporated herein by reference to Exhibit 10(o) to the Company's Annual Report on Form 10-K for the year ended 1994)

     4.2 Second Amendment of the Heller International Corporation Executive Deferred Compensation Plan (incorporated herein by reference to Exhibit 10(n) to the Company's Annual Report on Form 10-K for the Year ended 1995)

     4.3 Third Amendment of the Heller International Corporation Executive Deferred Compensation Plan (incorporated herein by reference to Exhibit 10(m) to the Company's Annual Report on Form 10-K for the Year ended 1996)

     4.4 Forth Amendment of the Heller International Corporation Executive Deferred Compensation Plan (incorporated herein by reference to Exhibit 10(n) to the Company's Annual Report on Form 10-K for the Year ended 1996)

     4.5 Fifth Amendment of the Heller International Corporation Executive Deferred Compensation Plan (incorporated herein by reference to Exhibit 10(n) to the Company's Annual Report on Form 10-K for the Year ended 1997)

     4.6 Sixth Amendment of the Heller International Corporation Executive Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.19 of the Company's registration statement number 333-46919, as amended)

     4.7 Seventh Amendment of the Heller International Corporation Executive Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.20 of the Company's registration statement number 333-46920, as amended)

     4.8 Eighth Amendment to the Heller Financial, Inc. Executive Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.21 of the Company's registration statement number 333-46915, as amended)

     5.1         Opinion re: legality of the securities being registered

     23.1        Consent of Arthur Andersen LLP

     23.2 Consent of legal counsel (included as part of their opinion filed as Exhibit 5.1)

     24.1 Powers of Attorney (included on the signature page hereof)